UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

The Securities Exchange Act of 1934

July 19, 2005

Date of Report

(Date of earliest event reported)

ICOS CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	0-19171	91-1463450
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

22021 20th Avenue SE, Bothell, WA 98021

(Address of principal executive offices, including Zip Code)

(425) 485-1900

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-14(c)).

Item 1.01 Entry into a Material Definitive Agreement.

Adoption of Change in Control Severance Plan

On July 19, 2005, the Compensation Committee (the “Committee”) of the ICOS Corporation (the “Company”) Board of Directors (the “Board”) recommended and the Board approved the adoption of the ICOS Corporation Change in Control Severance Plan (the “Plan”). The Plan is intended to provide for appropriate retention of Company employees in the event that the Company were to consider entering into a corporate transaction that would constitute a change in control. A description of the material terms of the Plan follows below. This description is only a summary and is qualified in its entirety by reference to the Plan, which is filed as an exhibit hereto.

Eligible Participants

All Company employees, including executive officers, are eligible to participate in the Plan. An eligible employee must be affirmatively selected by the Company in order to become a participant in the Plan. An officer who has been selected to become a Plan participant must execute a Change in Control Severance Agreement with the Company (the “Agreement”). Those selected to become participants in the Plan include Paul N. Clark (Chairman, President and Chief Executive Officer), Leonard M. Blum (Senior Vice President, Sales and Marketing), David A. Goodkin (Senior Vice President, Development and Chief Medical Officer), Michael A. Stein (Senior Vice President and Chief Financial Officer), Thomas P. St. John (Vice President, Therapeutic Development), Clifford J. Stocks (Vice President, Business Development), Gary L. Wilcox (Executive Vice President, Operations) and Michele Yetman (Vice President, Human Resources) to become participants in the Plan. Forms of the Agreement for the Company’s Chief Executive Officer and the other Company executive officers are attached as exhibits hereto.

Administration, Amendment and Termination

The Company has full and sole discretionary authority to amend or terminate the Plan and to administer and interpret the Plan. The officers and employees and the members of the Board will generally be indemnified by the Company in connection with the administration of the Plan. The Plan and Agreement will generally continue in effect until the Company gives the participant at least two years’ written notice of amendment or cancellation that would adversely affect the participant. The individual participant’s Agreement terminates if the participant’s employment is terminated prior to a change in control.

Plan Benefits for Executive Officers

An eligible executive officer may be entitled to receive a cash severance payment in an amount equal to two times the sum of the officer’s annual base salary and annual target bonus if, within the 18 months after the occurrence of a change in control of the Company, either:

(i)	The officer resigns his or her employment for good reason; or

(ii)	The Company terminates the officer’s employment for any reason other than just cause, death or total disability.

In the event of such a termination of employment, the Company will also provide continuing group health coverage to the officer for up to 24 months. All payments and benefits provided under the terms of the Plan are conditioned on the officer’s continuing compliance with the Plan and their individual Agreement, and the effectiveness of the officer’s signed release of claims and covenant not to sue the Company.

Plan Benefits for President and Chief Executive Officer

The Plan benefits for the Company’s Chairman, President and Chief Executive Officer, Paul N. Clark, are generally the same as the above benefits for officers with the exception that Mr. Clark can receive a cash severance payment of three times the sum of his annual base salary and annual target bonus and his continuing health coverage can extend for up to 36 months after termination of employment. In addition, Mr. Clark is eligible to receive payment to cover any golden parachute excise taxes. The Plan benefits will be coordinated with Mr. Clark’s employment agreement so that Mr. Clark can elect to receive either these Plan benefits or the cash/health continuation benefits under the employment agreement, but not both.

Restricted Stock Awards

On July 19, 2005, with input from an independent compensation consulting firm, the Committee approved the award of restricted stock retention awards to the executive officers listed below. The awards were granted pursuant to the Company’s shareholder-approved 1999 Long-Term Incentive Plan (the “Stock Plan”) and Restricted Stock Grant Agreement (the “Stock Agreement”), the form of which is attached as an exhibit hereto. Each stock award is subject to continued service by the grantee and the shares will vest in their entirety as shown below. The stock award may also vest earlier in the event that, after a Company change in control, the officer’s employment terminates for good reason or without cause within 24 months after the change in control. In addition, Mr. Clark’s employment agreement with the Company provides for full vesting of restricted stock awards upon termination of his employment for good reason or without cause. The foregoing description is only a summary and is qualified in its entirety by reference to the Stock Plan and Stock Agreement.

Name of Grantee	Number of Restricted Shares Awarded	Vesting Date
Paul N. Clark	128,600	July 19, 2010
Leonard M. Blum	55,000	July 19, 2010
David A. Goodkin	62,100	July 19, 2010
Michael A. Stein	63,600	July 19, 2010
Thomas P. St. John	37,600	July 19, 2009
Clifford J. Stocks	32,400	July 19, 2009
Gary L. Wilcox	75,000	July 19, 2010
Michele Yetman	23,800	July 19, 2009

Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit	Description
99.1	ICOS Corporation Change in Control Severance Plan

99.2	Change in Control Severance Agreement – Chief Executive Officer

99.3	Change in Control Severance Agreement – Other Executive Officers

99.4	Form of Restricted Stock Grant Agreement – Executive Officers

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ICOS CORPORATION

Date: July 25, 2005	By:	/S/ MICHAEL A. STEIN
Michael A. Stein
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	ICOS Corporation Change in Control Severance Plan

99.2	Change in Control Severance Agreement – Chief Executive Officer

99.3	Change in Control Severance Agreement – Other Executive Officers

99.4	Form of Restricted Stock Grant Agreement – Executive Officers

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